EXHIBIT 4.114
THE BANK OF NEW YORK MELLON
as Collateral Agent
THE SECURED PARTIES DEFINED HEREIN
as Beneficiaries
CLOSURE SYSTEMS INTERNATIONAL B.V.
as Pledgor

BLANKET SECURITY OVER SHARES AGREEMENT

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AGREEMENT is made on 2 December 2009.
BETWEEN
(1)	THE BANK OF NEW YORK MELLON of 101 Barclay Street, 4E New York, N.Y. 10286, Attn: International Corporate Trust, fax number: (212) 815-5366 in its capacity as collateral agent for and on behalf of the Secured Parties (the “Collateral Agent”);

(2)	THE SECURED PARTIES UNDER THE FIRST LIEN INTERCREDITOR AGREEMENT (the “Beneficiaries”); and

(3)	CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of The Netherlands, having its corporate seat in Amsterdam, The Netherlands, and its registered address at Telepartboulevard 140, 1043 EJ Amsterdam, The Netherlands, Chamber of Commerce registration number 34291082 (the “Pledgor”).
IT IS AGREED as follows:
1. DEFINITIONS AND INTERPRETATION
1.1	In this Agreement:

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.

“Borrowers” shall mean the “Borrowers” under, and as defined in, the Credit Agreement from time to time.

“Collateral Agent” shall mean The Bank of New York Mellon in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement and its successors and permitted assigns in such capacity.

“Collateral Rights” means all rights, powers and remedies of the Collateral Agent and the Beneficiaries provided by this Agreement or by law.

“Company” means Closure Systems International Holdings (Japan) K.K.

“Credit Agreement” shall mean the Credit Agreement dated as of 5 November 2009, among, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH, as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto, and Credit Suisse, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“Crystallisation Event” means:
(a)	an agreement (if any) of the parties hereto to crystallise the Obligations; or

(b)	a Declaration of Crystallisation.
“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 10.

“Declaration of Crystallisation” means a declaration of crystallisation by the Collateral Agent:
(a)	following and during the continuation of an Enforcement Event; and/or

(b)	in the event that the Collateral Agent reasonably determines that any material portion of the Pledged Portfolio is in danger of being seized or sold pursuant to any legal process.
“Enforcement Event” shall mean an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“Existing Shares” means all of the shares of the Company issued as of the date of this Agreement.

“First Lien Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement dated as of 5 November 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse, as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, extended, restated, replaced or modified from time to time.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” shall mean the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” shall mean the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“New Shares” means all of the shares of the Company which are issued after this Agreement is executed and held by the Pledgor.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured

Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Pledged Portfolio” means the Shares and the Related Assets.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Related Assets” means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

“Secured Parties” shall mean the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Security” means the security granted by this Agreement.

“Security Documents” shall mean the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement.

“Senior Secured Note Indenture” shall mean the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

“Shares” means the Existing Shares and the New Shares.

1.2	In this Agreement:
(a)	Unless a contrary indication appears, a reference to: (i) “this Agreement” is a reference to this Agreement as amended or, amended and restated, supplemented, extended, replaced, novated or otherwise modified from time to time (in each case, however fundamentally) and (ii) a “Clause” or “Schedule” is a reference to a Clause or Schedule of this Agreement.

(b)	Clause and Schedule headings are for ease of reference only.

(c)	Any reference to the “Pledgor” shall include its and any subsequent successors and any permitted transferees in accordance with their respective interests.

(d)	The rules of interpretation contained in the First Lien Intercreditor Agreement shall apply to the construction of this Agreement.

(e)	Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

1.3	This Agreement is subject to the terms of the First Lien Intercreditor Agreement. In the event of a conflict between the terms of this Agreement and the First Lien Intercreditor Agreement, the terms of the First Lien Intercreditor Agreement will prevail.

1.4	No obligations shall be included in the definition of “Obligations” to the extent that, if included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of a violation of the prohibition on financial assistance as contained in Articles 2:98c and 2:207 of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof will be construed accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of “Obligations”, would not constitute a violation of the Prohibition.

2.	PLEDGE

2.1	The Pledgor hereby pledges the Pledged Portfolio (except dividends paid to the Pledgor pursuant to Clause 4.1 and 4.2) by way of a first priority co-owned blanket registered pledge (touroku ne-shichiken) in favour of the Secured Parties for the payment and discharge of all of the Obligations.

2.2	The Security is to be held, administered, enforced and released by the Collateral Agent for and on behalf of the Beneficiaries pursuant to the terms of the First Lien Intercreditor Agreement.

3.	DEPOSIT OF CERTIFICATES AND NEW RELATED ASSETS

3.1	The Pledgor shall deliver to and deposit with the Collateral Agent all original share certificates of, and other documents of title to, the Existing Shares promptly in the event that such share certificates and/or documents are issued.

3.2	The Pledgor shall, promptly upon acquiring or holding any New Shares, deliver to and deposit with the Collateral Agent all original share certificates, and other documents of title to, such New Shares if such share certificates and/or documents are issued.

3.3	The Pledgor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which the Pledgor has an interest, procure the delivery to the Collateral Agent of all original share certificates and other documents of title representing those Related Assets if such share certificates and/or documents are issued.

3.4	The Collateral Agent shall hold and possess all documents representing the Shares and Related Assets for and on behalf of the Secured Parties if such documents are issued.

3.5	Subject to the Agreed Security Principles, the Pledgor shall at its sole cost and expense, promptly upon instruction from the Collateral Agent, prepare, execute and deliver to the Collateral Agent all such documents and instruments, and take all such actions, as are necessary or appropriate to grant a pledge and/or any other security interest, and perfect such security interest, as may be applicable to the Shares or Related Assets consistent with the terms and conditions of this Agreement and all applicable laws and regulations.

4.	REGISTRATION OF PLEDGE

4.1	On the date of this Agreement the Pledgor shall cause the Company to register the Collateral Agent on behalf of the Secured Parties in the shareholders’ registry (kabunushi meibo) as an agent of the pledgeholders of the Existing Shares and the Collateral Agent shall direct the Company to pay dividends to the Pledgor until the Collateral Agent shall, if an Enforcement Event has occurred and is continuing, direct the Company in writing to the contrary.

4.2	In the event that the New Shares are issued, the Pledgor shall cause the Company to register the Collateral Agent on behalf of the Secured Parties in the shareholders’ registry (kabunushi meibo) as an agent of the pledgeholders of the New Shares and the Collateral Agent shall direct the Company to pay dividends to the Pledgor until the Collateral Agent shall, if an Enforcement Event has occurred and is continuing, direct the Company in writing to the contrary.

5.	TERMINATION

5.1	The Security shall be released, retransferred and cancelled:
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Japanese law).
5.2	If the Collateral Agent at any time reasonably considers that any amount paid or credited to any Secured Party in respect of the Obligations is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation, reorganisation, rehabilitation, avoidance or similar laws, the liability of the Pledgor under this Agreement and the Security shall continue to be effective or be restored as the case may be and such amount shall not be considered to have been irrevocably discharged and the Pledgor shall take all actions needed at such time to perfect the Security.

6.	VOTING RIGHTS, DIVIDENDS AND ENFORCEMENT

6.1	If an Enforcement Event is not continuing, the Pledgor shall be entitled to exercise all voting rights in relation to the Pledged Portfolio and receive and apply all dividends, interests and other monies arising from the Pledged Portfolio and exercise all rights and claims in respect of the Pledged Portfolio provided that the Pledgor shall not exercise such voting rights in any manner to cause, or otherwise permit or agree to, any:

(a)	action which would adversely affect the validity or enforceability of the Security; or

(b)	action which would cause an Event of Default to occur.
6.2	If an Enforcement Event has occurred and is continuing, the Collateral Agent shall be entitled, without prior notice, consent or authority to or from the Pledgor or prior authorisation from any court, to enforce all or any part of the security constituted by this Agreement in any manner it sees fit. Without limiting any of the powers conferred on the Collateral Agent by this Clause 6.2, the Collateral Agent shall be entitled to:
(a)	direct the Pledgor and notify the Company of such direction with respect to the exercise (or non-exercise) of any and all voting rights attached to the Pledged Portfolio;

(b)	receive and apply all dividends, interest and other monies arising from the Pledged Portfolio as though they were the proceeds of sale under this Agreement;

(c)	direct the Pledgor and notify the Company of such direction with respect to the exercise (or non-exercise) of the powers and rights conferred on or exercisable by the owner of the Pledged Portfolio in the manner and on the terms the Collateral Agent thinks fit, and the proceeds of any such action shall form part of the Pledged Portfolio;

(d)	acquire the definitive title to the Pledged Portfolio or sell or otherwise dispose of any or all of the collateral by public auction or private sale, in such order, on such terms and at such time as the Collateral Agent may determine in its sole discretion; and

(e)	otherwise enforce the Security pursuant to the relevant provisions of this Agreement and all applicable laws.
6.3	If the Pledged Portfolio (or any part thereof) is transferred to a non-Japanese person or entity pursuant to Clause 6.2, the Pledgor shall prepare and file all necessary reports or obtain all necessary approvals, if any, as required by the Foreign Exchange and Trade Law of Japan in respect of the transfer.

6.4	The Pledgor shall, upon request from the Collateral Agent if an Enforcement Event has occurred and is continuing, cause the meeting of shareholders of the Company to approve the transfer of any Shares to the Collateral Agent, the Beneficiaries, their respective nominee(s) or any third party purchaser pursuant to Clause 6.2 and take all necessary steps to complete such transfer including application for registration in the shareholders’ registry.

7.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

7.1	Except to the extent permitted by the Principal Finance Documents or with the Collateral Agent’s prior written consent, the Pledgor shall not:

(a)	sell, assign or dispose of all or any part of the Pledged Portfolio;

(b)	create, grant or permit to exist (i) any security interest over or (ii) any restriction on the ability to transfer or realise, all or any part of the Pledged Portfolio; or

(c)	do or permit to be done any act or thing which would adversely affect the validity or enforceability of the Security.
7.2	The Pledgor hereby warrants and represents to the Secured Parties that, on the date of this Agreement with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents and the Intercreditor Arrangements, the representations and warranties made by the Pledgor as Loan Party in Section 3.01 (Organization: Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are mutatis mutandis true and accurate as regards the Pledgor and this Agreement.

8.	FURTHER ASSURANCE

8.1	Subject to the Agreed Security Principles, the Pledgor shall promptly execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Pledged Portfolio to the Collateral Agent, the Beneficiaries or their respective nominee(s)) that the Collateral Agent may reasonably specify for the purpose of:
(a)	exercising the Collateral Rights;

(b)	granting, preserving, protecting and perfecting the Security granted in favour of the Secured Parties over all or any part of the Pledged Portfolio (including transferring the Pledged Portfolio into the name of the Collateral Agent, the Beneficiaries or their respective nominee(s)); or

(c)	facilitating any dealings by the Collateral Agent pursuant to the powers granted to the Collateral Agent under this Agreement.
8.2	If an Enforcement Event has occurred and is continuing, the Pledgor shall upon demand from the Collateral Agent (i) procure the transfer of the Pledged Portfolio to the Collateral Agent, the Beneficiaries or such nominee(s), Collateral Agents or purchasers as the Collateral Agent shall direct and (ii) execute all documents and do all other things that the Collateral Agent may require to facilitate the realisation of the Pledged Portfolio.

9.	POWER OF ATTORNEY

9.1	The Pledgor by way of security irrevocably appoints the Collateral Agent severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including any stock transfer forms and other instruments of transfer) and do all things which the attorney may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Pledgor by this Agreement or any other agreement binding on the Pledgor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Portfolio); and

(b)	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the Collateral Rights (including, while the Security is enforceable: (i) the exercise of any right of a legal or a beneficial owner of the Pledged Portfolio; (ii) applying for the approval of the meeting of shareholders of the Company of any Share transfer resulting from the enforcement of the pledge created under this Agreement and taking any other steps which the Collateral Agent deems appropriate or necessary for such enforcement procedure; and (iii) applying for the registration of the Secured Parties in the shareholders’ registry (kabunushi meibo) as the pledge holders of the Pledged Portfolio);
provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Pledgor under this Clause 9.1 if:
(c)	an Enforcement Event has occurred and is continuing; and/or

(d)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause 9.1 unless and until it shall have been (i) instructed to do so by the Applicable Representative and (ii) indemnified and/or secured and/or prefunded to its satisfaction.

9.2	The Pledgor shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of the powers conferred upon it by the Pledgor under Clause 9.1.

10.	DELEGATION

Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Japanese law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.

11.	PLEDGOR’S OBLIGATIONS

11.1	The obligations and responsibilities of the Pledgor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:
(a)	any winding-up, dissolution, liquidation, administration, rehabilitation or re-organisation of or other change in the Pledgor or any other company, corporation, partnership or other person;

(b)	any of the Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any time or other indulgence being granted to the Pledgor or any other company, corporation, partnership or other person;

(d)	any amendment, variation, waiver or release of any of the Obligations;
(e)	any failure to take or failure to realise the value of any other collateral in respect of the Obligations or any release, discharge, exchange or substitution of any such collateral; or

(f)	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Pledgor under this Agreement.
12.	EFFECTIVENESS OF COLLATERAL

12.1	The Security and the Collateral Rights shall be cumulative, in addition to and independent of every other security which any Secured Party may at any time hold for the Obligations or any rights, powers and remedies provided by law. No prior security held by any Secured Party over the whole or any part of the Pledged Portfolio shall merge into the Security.

12.2	This Agreement shall remain in full force and effect as a continuing arrangement unless and until the Secured Parties discharge it and shall not cease by reason of any intermediate payment or satisfaction of all or any of the Obligations or for any other reason: however, if the obligations of the Pledgor under this Agreement cease to be continuing for any reason, the liability of the Pledgor at the date of such cessation shall remain, regardless of any subsequent increase or reduction in the Obligations.

12.3	No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any Collateral Right shall operate as a waiver, nor shall any single or partial exercise of a Collateral Right prevent any further or other exercise of that or any other Collateral Right.

12.4	No Secured Party shall be obliged to make any demand of the Pledgor, to take any action or obtain judgment in any court against the Pledgor or to make or file any proof or claim in a liquidation or insolvency of the Pledgor or to enforce or seek to enforce any other security in respect of the Obligations before exercising any Collateral Right.

12.5	So long as the Pledgor is under any actual or contingent obligation in respect of the Obligations, the Pledgor shall not exercise any right which it may at any time have, by reason of the performance of its obligations under this Agreement, to be indemnified by any Loan Party, claim any contribution from, any person or to take the benefit (whether by subrogation or otherwise) of any right, entitlement, interest or remedy which the Collateral Agent or any Beneficiary may hold in relation to the Obligations.

12.6	The Pledgor shall not accept or permit to subsist any collateral from any Loan Party or any other person in respect of any rights the Pledgor may have arising out of this Agreement: if, despite this provision, any such collateral shall be accepted or subsisting, the Pledgor acknowledges that the Pledgor’s rights under such collateral shall be held on trust for the Collateral Agent.

12.7	None of the Collateral Agent, its nominee(s) or Delegate appointed pursuant to this Agreement shall be liable by reason of (i) taking any action permitted by this Agreement or (ii) any neglect or default in connection with the Pledged Portfolio or (iii) the taking possession or realisation of all or any part of the Pledged Portfolio, except to the extent provided in the Principal Finance Documents.

13.	INDEMNITY

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys and any Delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the clauses of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Pledged Portfolio.

14.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Obligations the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, as the Collateral Agent may think fit (acting reasonably): and any such conversion shall be effected in accordance with the Collateral Agent’s usual practice.

15.	APPLICATION OF MONEYS

All moneys received or recovered by the Collateral Agent shall to the extent permitted under Japanese law be applied by the Collateral Agent (notwithstanding any purported appropriation by the Pledgor) in accordance with the First Lien Intercreditor Agreement.

16.	ASSIGNMENT AND TRANSFER

16.1	The Pledgor may not assign or transfer any of its rights, benefits and/or obligations under this Agreement without the prior written consent of the Collateral Agent (acting pursuant to the First Lien Intercreditor Agreement).

16.2	Each Secured Party may assign and/or transfer all or any of its rights and obligations under this Agreement to another party together with the Obligations to the extent that they are permitted to assign and/or transfer the Obligations to that party in accordance with the terms of the Loan Documents.

16.3	No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner impair the security interest granted to the Secured Parties hereunder.

17.	SUCCESSORS

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent and/or any Beneficiary; and references to the Collateral Agent and/or any Beneficiary shall include any assignee or successor in title of the Collateral Agent and/or any Beneficiary and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent and/or any such Beneficiary under this Agreement or to which, under such laws, those rights and obligations have been transferred.

18.	PARTIAL INVALIDITY

If at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19.	CONSEQUENCES OF CRYSTALIZATION

Upon the occurrence of a Crystallization Event:
(a)	the amount of the principal of the Obligations shall, for the purpose of this Agreement only, be fixed at the outstanding principal amount of the Obligations as of the date of the occurrence of such Crystallization Event; and

(b)	the blanket pledge created hereunder shall be deemed to be a crystallized pledge (kakutei-shichi).
20.	MISCELLANEOUS

20.1	All actions taken by the Collateral Agent, all rights and benefits granted to the Collateral Agent and all covenants, representations and warranties made to the Collateral Agent hereunder are taken, granted or made, as the case may be, for and on behalf of itself and the Beneficiaries.

20.2	This Agreement may be executed in any number of counterparts, each of which shall be an original and all of such counterparts taken together shall constitute one and the same instrument.

20.3	This Agreement is executed in, and the governing language shall be, English. Any translation in any other language shall have no legal effect.

21.	GOVERNING LAW AND JURISDICTION

21.1	Governing Law

This Agreement is governed by and interpreted in accordance with the laws of Japan.

21.2	Jurisdiction
(a)	The Tokyo District Court, to which each of the parties irrevocably submits, has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

(b)	This Clause 21.2 is for the benefit of the Collateral Agent and the Beneficiaries only. As a result, neither the Collateral Agent nor any Beneficiary shall be prevented from taking proceedings in relation to any dispute arising in relation to this Agreement in any other courts with jurisdiction.
IN WITNESS WHEREOF the parties hereto have caused their authorised representative to execute this Agreement on the date specified above.

Collateral Agent
THE BANK OF NEW YORK MELLON

By:	/s/ Maksim Genkin
	Name:	MAKSIM GENKIN
	Title:	ASSISTANT TREASURER
Blanket Security Over Shares Agreement (Closure Systems International (Holdings) Japan KK Shares)

Beneficiaries
THE BANK OF NEW YORK MELLON as Collateral Agent for and on behalf of each of the Beneficiaries

By:	/s/ Maksim Genkin
	Name:	MAKSIM GENKIN
	Title:	ASSISTANT TREASURER
Blanket Security Over Shares Agreement (Closure Systems International (Holdings) Japan KK Shares)

Pledgor
CLOSURE SYSTEMS INTERNATIONAL B.V.

By:	/s/ Philip West
	Name:	PHILIP WEST
	Title:	ATTORNEY
Blanket Security Over Shares Agreement (Closure Systems International (Holdings) Japan KK Shares)